EXHIBIT 99.1

Ultra Petroleum Provides Operational and Financial Update

HOUSTON, Sept. 18, 2017 (GLOBE NEWSWIRE) -- Ultra Petroleum Corp. (NASDAQ:UPL) announces the following operational and financial updates:

Operational Update

Production

As of September 15, 2017, Ultra’s total net daily production increased 8% to 796 million cubic feet equivalent (MMcfe) per day compared to an average of 738 MMcfe per day during the second quarter of 2017.

Operations

Quarter-to-date through September 15, 2017, Ultra Petroleum has drilled 48 gross operated wells and placed on production 41 gross operated wells. This compares with 43 gross operated wells drilled and 39 gross operated wells placed on production during the second quarter of 2017.

Total days per well, measured by rig-release to rig-release, averaged 10.4 days since June 30, 2017, which compares to 11.4 days in the second quarter of 2017. On September 5, 2017, the company set a new drilling record as measured by spud to total depth (TD), of 6.27 days, which compares to an average spud to TD of 9.4 days during the second quarter of 2017.

Horizontal Program Update

On August 20, 2017, Ultra spud a Lower Lance “A”, two mile horizontal well. The well reached TD of 22,483’ on September 17, 2017 with a 10,228’ lateral that was drilled 100% in the target zone. The company encountered significant sand and gas shows throughout the lateral. The well is scheduled to be completed during the first week of October 2017 with an estimated 45 frac stages. The company plans to drill two additional horizontal wells during the fourth quarter of 2017.

Financial Update

Liquidity

Ultra Petroleum announces that its bank group has approved an increase in the borrowing base under its senior secured credit facility from $1.2 billion to $1.4 billion. With this, the company plans to expand its existing secured, floating rate term loan by $175 million, subject to the successful syndication of increased commitments under its term credit facility. There is no net increase in debt as the proceeds will be used to pay down the revolving credit facility, which with this transaction has total commitments of $425 million.  These transactions are expected to be completed next week.

“By increasing the term loan to pay down our credit facility, we will not increase our overall debt, but we will significantly increase our liquidity and extend the term of our current borrowings by two years with debt that is pre-payable at an interest rate comparable to that of our credit facility,” commented Garland Shaw, Senior Vice President and Chief Financial Officer.

Commodity Hedges

During September 2017, Ultra entered into new NYMEX natural gas derivative transactions as shown in the table below:

	Production Period
	January 2018- March 2018	April 2018- October 2018
Natural Gas Collars
Total Volume (Bcf)	3.4
Floor Price per Mcf	$3.45
Ceiling price per Mcf	$3.76

Natural Gas Swaps
Total Volume (Bcf)		24.1
Average price per Mcf		$3.15

Note:  Volumes and prices based on a conversion factor of 1.065 MMBtu/Mcf.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The company is listed on NASDAQ and trades under the ticker symbol “UPL”. Additional information on the company is available at www.ultrapetroleum.com.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement, including any opinions, forecasts, projections or other statements, other than statements of historical fact, are or may be forward-looking statements. Although the company believes the expectations reflected in any forward-looking statements herein are reasonable, we can give no assurance that such expectations will prove to have been correct and actual results may differ materially from those projected or reflected in such statements. Certain risks and uncertainties inherent in our business as well as risks and uncertainties related to our operational and financial results are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K for the most recent fiscal year, our most recent Quarterly Reports on Form 10-Q, and from time to time in other filings made by the company with the SEC. Some of these risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in the areas where we own properties, conduct operations, and market our production, as well as the timing and extent of our success in discovering, developing, producing and estimating oil and gas reserves, weather and government regulation, the availability of oil field services, personnel and equipment. Our SEC filings are available written request to Ultra Petroleum Corp. at 400 North Sam Houston Parkway East, Suite 1200, Houston, Texas 77060 (Attention: Investor Relations) or on our website (www.ultrapetroleum.com) or from the SEC on their website at www.sec.gov or by telephone request at 1-800-SEC-0330.

For further information contact:
Sandi Kraemer
Director, Investor Relations
Phone: 281-582-6613
Email: skraemer@ultrapetroleum.com